Exhibit 21.1

Direct and Indirect Subsidiaries of Forum Markets, Incorporated*

Name	Jurisdiction of Incorporation
ETHZilla Holdings, LLC	Florida
ETHZilla Group, LLC	Florida
ETHZilla Aerospace, LLC	Nevada
ETHZilla Modular Mortgage, LLC	Florida
ETHZilla Auto Loans, LLC	Florida
Eurus Aerospace Token I, LLC	Delaware
Zippy Token I, LLC	Delaware
Karus Token I, LLC	Delaware
180 Life Corp.	Delaware
Katexco Callco ULC	British Columbia
CannBioRex Callco ULC	British Columbia
180 Therapeutics LP	Delaware
Katexco Purchaseco ULC	British Columbia
CannBioRex Purchaseco ULC	British Columbia
Katexco Pharmaceuticals Corp.	British Columbia
CannBioRex Pharmaceuticals Corp.	British Columbia
Katexco Pharmaceuticals Corp.	California
CannBioRex Pharma Limited	United Kingdom

*	Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Forum Markets, Incorporated are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report. Inclusion in this list is not, however, a representation that the listed subsidiary is a “significant subsidiary.”